(BW)(BUFFETS) Buffets, Inc. Revises Same Store Sales Expectations for Fourth Quarter

EAGAN, Minn.—(BUSINESS WIRE)—June 8, 2004—Buffets, Inc. (“Buffets”) announced revised same store sales expectations for the fourth quarter of its 2004 fiscal year (the twelve-week period ended June 30, 2004). Buffets currently expects fourth quarter same store sales to decline by approximately one percent as compared with the comparable prior year period.

Buffets attributes the reduced sales expectations to recent economic developments including a spike in the price of gasoline for consumers. Compounding this trend, initial results from our barbecue promotion launched in May have been somewhat disappointing compared to the 2003 campaign. Last year's launch of a similar barbecue promotion proved much more successful and it is hoped that the 2004 effort will start to track more closely with those results. The promotion concludes in August.

Buffets currently operates 361 restaurants in 35 states comprised of 353 buffet restaurants and eight Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 20 buffet restaurants in seven states.

        The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, fourth quarter 2004 same store sales guidance, to differ materially from those set forth in, or implied by, forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets’ Form 10-K filed with the Securities and Exchange Commission on September 30, 2003. The statements in this release reflect Buffets’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACTS: Buffets Holdings, Inc. and Buffets, Inc.
Eagan, Minnesota
R. Michael Andrews, Jr., 651-365-2626
or
Don Van der Wiel, 651-365-2789